UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 25, 2013

(Date of earliest event reported)

Corning Natural Gas Corporation

(Exact name of registrant as specified in its charter)

New York	000-00643	16-0397420
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

330 West William Street, Corning, New York	14830
(Address of principal executive offices)	(Zip Code)

(607) 936-3755

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On July 25, 2013, Leatherstocking Gas Company, LLC ("Leatherstocking") executed a Line of Credit Note (the "Note") in favor of Five Star Bank in the principal amount of $1,500,000. Leatherstocking is a joint venture between Corning Natural Gas Corporation (through its wholly-owned subsidiary The Corning Natural Gas Appliance Corporation) and Mirabito Regulated Industries, LLC. The Letter of Credit (the "Letter of Credit") related to the Note was executed by Leatherstocking and Five Star Bank on July 30, 2013. Leatherstocking is required to make interest only payments on a monthly basis until February 1, 2014. The outstanding principal amount of the Note bears interest at a variable rate equal to The Wall Street Journal Prime Rate plus no basis points. Beginning on January 1, 2014 (the "Interest Rate Adjustment Date") and continuing until January 1, 2019, interest will accrue on the outstanding principal amount of the Note at a rate equal to the 5/10 Federal Home Loan Bank of New York Amortizing Advance Rate in effect at the close of business on the date that is five business days prior to the Interest Rate Adjustment Date, plus 275 basis points (the "Initial Fixed Rate"). As of March 1, 2014, Leatherstocking will be required to make monthly payments of principal and interest based on the Initial Fixed Rate and a ten year amortization schedule. On the first day of the month following the Interest Rate Adjustment Date, the required payment will be adjusted to the amount to fully amortize all principal and interest under the Note over the remaining months of the original ten year amortization schedule by the March 1, 2024 Maturity Date.

Any amounts due under the Note will become immediately due and payable in the event of default, as defined in the Note and the Letter of Credit, and are secured by any and all assets of Leatherstocking. The Letter of Credit also contains customary representations, warranties and covenants made by the parties.

The proceeds of the Note are being used by Leatherstocking to finance construction of new gas distribution infrastructure intended to serve Bridgewater Township, Pennsylvania. On July 29, 2013, Leatherstocking started construction of the pipeline in Montrose and Bridgewater Township, Pennsylvania and expects to begin serving customers in late 2013.

Page 2.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Corning Natural Gas Corporation

By: /s/ Michael I. German

President and Chief Executive Officer

Dated: August 7, 2013